                                                                  Exhibit 99.1

For Immediate Release
---------------------
April 8, 2004

            NORDSTROM MARCH SAME-STORE SALES INCREASE 15.9 PERCENT
            ------------------------------------------------------

     SEATTLE - April 8, 2004 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $620.8 million for the five-week period ending April 3, 2004, an increase of 19.8 percent compared to sales of $518.2 million for the five-week period ending April 5, 2003. Same-store sales increased 15.9 percent.

     March same-store sales in full-line stores increased in all geographic regions and all merchandise categories.

     Preliminary quarter-to-date sales of $1.1 billion increased 18.8 percent compared to sales of $0.9 billion in 2003. Quarter-to-date same-store sales increased 14.9 percent.

FIRST QUARTER GUIDANCE
     Based on quarter-to-date sales and gross profit performance, the Company is now expecting first quarter earnings per share to exceed prior guidance of $0.23 to $0.28. As a percent to sales, quarter to date gross profit is trending over 200 basis points higher than the prior year.

SALES RECORDING
     To hear Nordstrom's prerecorded March sales message, please dial (402) 220-6036. This recording will be available for one week.

GAAP SALES PERFORMANCE
     The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. The first quarter of 2003 includes one more day than the first quarter of 2004. The Company believes that adjusting for this difference provides a more comparable basis from which to evaluate sales performance. The following reconciliation bridges the quarter-to-date 2003 GAAP sales to the 4-5-4 comparable sales.

                                                               Dollar      % Change      % Change
Sales Reconciliation ($M)       QTD 2003       QTD 2004      Increase   Total Sales    Comp Sales
                                --------       --------    ----------   -----------    ----------
        Number of Days GAAP           64             63
                 GAAP Sales       $903.8       $1,052.1        $148.3         16.4%         12.5%
    Less Feb. 1, 2003 sales       ($18.2)            --
                                --------       --------
       Reported 4-5-4 sales       $885.6       $1,052.1        $166.5         18.8%         14.9%
                               =========      =========
        4-5-4 Adjusted Days           63             63

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is provided in the table below.
                  April Sales Release                 Thurs., May 6, 2004
                  First Quarter Earnings              Thurs., May 20, 2004
                  Annual Meeting                      Tues., May 25, 2004
                  May Sales Release                   Thurs., June 3, 2004

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 149 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 93 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store.

Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.


SALES SUMMARY                       Mar.       Mar.        QTD        QTD
(unaudited; $ in millions)          2004       2003        2004       2003
                                   ------     ------      ------     ------

Total sales                        $620.8     $518.2    $1,052.1     $885.6
Total sales percentage change       19.8%       2.9%       18.8%       2.7%
Same-store sales percentage change  15.9%      (1.7%)      14.9%      (1.9%)

Number of stores (as of April 3, 2004)
      Full-line                        93         89
      Rack and other                   56         54
      International
        Faconnable boutiques           31         24
                                      ---        ---
      Total                           180        167

Gross square footage           19,289,000 18,613,000

Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Shasha Richardson, 206-373-3038

Certain statements in this news release might contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.
                                     ###